PNG Ventures, Inc.
5310 Harvest Hill Road, Suite 229
Dallas, Texas 75230
Telephone: (214) 666-6250 • Facsimile: (214) 634- 6276

August 21, 2009

Richard Rychlik
1520 Calle Artigas
Thousand Oaks, CA 91360

Re:	Offer of Employment

Dear Mr. Rychlik:

We at PNG Ventures, Inc. (the “Company”) would like to make you a significant member of our management team by extending to you an offer of employment under the terms of this Agreement.

1.           Full-time Position and Title.  You are to become an employee of the Company under the terms of this Agreement commencing upon the date hereof (the “Commencement Date”).  You will be employed as our Vice-President; Principal Accounting Officer, with such duties as may be assigned to you by the Company from time to time.

Your employment will be full time, to the exclusion of any other employment which would impede your full-time duties hereunder, and you further agree during working hours to devote your full and undivided time, energy, knowledge, skill and ability exclusively to the operation, transactions, and development of the Company's interests unless otherwise in writing agreed. You will conscientiously and diligently perform all required acts and duties to the best of your ability, and in a manner satisfactory to the Company. You will faithfully discharge all responsibilities and duties entrusted to you. You will be expected to work out of the Company’s headquarters, presently located in the Dallas, Texas area, or as it may be relocated from time-to-time, or as you are otherwise assigned at the discretion of the Company.

2.           Compensation.  As Vice-President; Principal Accounting Officer, you will be employed at a base salary of $140,000 per year, payable bi-weekly or otherwise in accordance with payroll practices adopted by the Company from time to time (your “Base Salary”), with your Base Salary commencing September 8, 2009.

In addition to your base salary, you may be entitled to incentive compensation in the form of an annual discretionary bonus (your “Bonus”) based solely upon management’s subjective view of your contribution to the Company, in recognition of the Company’s performance on a variety of matters in which you individually may have contributed, your particular unit or division was involved, as well as the Company’s overall financial performance.  Your Bonus will be paid on an annual basis within seventy five (75) days after each annual anniversary of the Commencement Date; provided you remain an employee of the Company on the payment date; however, should your employment be terminated without cause at an earlier date, your accrued

Bonus earned through the date of such termination, if any, shall be paid to you within thirty (30) days of your termination.

As an employee of the Company, you will also be eligible to participate in the standard and customary corporate benefits offered by the Company to its rank and file employees, in general. Details of these benefits will be discussed with you by the Company's Director of Human Resources and will be provided to you in an Employee Handbook which also defines corporate policies, and through other Company literature. You will be expected to read these materials thoroughly, and sign and return a copy of a receipt and acknowledgment evidencing that you have read and understood the Company's corporate policies and the contents of its Employee Handbook and other Company literature.

3.           Term of Employment.  You will serve as an “at-will” employee of the Company and your employment by the Company will commence on the Commencement Date and will terminate as of the date of any termination of you by the Company, for whatever reason, or upon your voluntary resignation or upon any separation of your service from the Company (such date, a “Termination Date”).

4.           Vacations and Holidays. You will be entitled to receive three weeks of accrued paid vacation in each calendar year, to be taken at times which do not unreasonably interfere with the performance of your duties thereunder. Vacations of more than ten (10) consecutive days should not be scheduled during any three-month period without the prior written consent of the Chief Executive Officer of the Company.

5.           Business Expenses.  You will be reimbursed for all reasonable expenses incurred by you in furtherance of your position with the Company, including travel and entertainment expense, upon submission of the appropriate documentation.

6.           Termination.  This Agreement and your right to compensation hereunder shall terminate upon the occurrence of any of the following:

i.	if you voluntarily leave the Company;

ii.	if you die;

iii.
if, because of illness, disability or other reasons, you cannot carry out the duties required of you continuously for two months or intermittently for an aggregate of  sixty (60) days during the term hereof;

iv.
if the Company terminates your employment for cause, which shall mean the following:  if you are convicted for any felony, fraud, embezzlement or crime of moral turpitude, except for such conduct relating to corporate activity to the extent that you would be entitled to be indemnified by the Company for charges arising from such conduct; controlled substance abuse or drug addition; alcoholism which interferes with or affects your responsibilities to the Company or which reflects negatively upon the integrity or reputation of the Company; gross negligence which is materially injurious to the Company; any violation of any express written directions or any reasonable written rule or regulation established by the Company's Board of Directors from time to time, regarding the conduct of its business, which violation has not been cured to the Company's satisfaction within fifteen (15) calendar days of the dispatch of written notice to you of the violations; or any violation by you of any material term or condition of this Agreement; or

v.           for any reason without cause upon thirty (30) days notice (unless, however, a material credibility, character, legal or other issue arises during our background search, in which event, termination may occur immediately).

Upon termination of your employment under this Agreement for any reason, the Company shall be obligated to pay you or your estate, as the case may be, such portion of your Base Salary as may be accrued but unpaid on the date of termination within thirty (30) days of such termination.

7.           Confidentiality, Non-Competition and Non-Solicitation.  In recognition of the matter of trust and fiduciary capacity in which you will be employed by the Company, you will be expected, during your term of employment and thereafter, not to disclose to any third party any “Confidential Information” you receive relative to the Company. For this purpose, the term Confidential Information includes information relative to the Company's method of operations, customer base, strategies and objectives, pricing information, financial information, identity of vendors utilized by the Company, computer programs, system documentation, product offerings, software or hardware, manuals, formulae, processes, methods, inventions or other information or materials relating to the Company's affairs that are not otherwise publicly available. You also acknowledge that such Confidential Information constitutes a major asset of the Company, and that the use, misappropriation or disclosure of Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company and that it is essential for the protection of the Company's goodwill and maintenance of the Company's competitive position that the Confidential Information be kept secret and that you neither disclose the Confidential Information to others nor use the Confidential Information to your own advantage or to the advantage of others.  In addition, although it may be self evident, you agree that during your employment with the Company, you will not, directly or indirectly, lend any advice or assistance, or engage in any activity or act in any manner, for the purpose of establishing, operating, assisting or managing any business or entity that is engaged in activities competitive with the business of the Company as it is conducted at any time during your employment.

You further agree that during the “Non-solicitation Term” (as defined below), you will not act in any manner, directly or indirectly (whether as an employee, director, officer, advisor, shareholder, representative, broker, salesman, agent, partner or member, among others), to: (i) solicit, counsel or attempt to induce any person who is then employed by, or an agent of, the Company, or any “affiliate” of the Company (including all other subsidiaries and affiliates of the Company) , (collectively defined for the purpose of this Agreement to be the “Company”) to leave the employment of, or agency with, the Company, or (ii) solicit, bid for, or perform services for, sell goods or products to, or otherwise do business with, any of the then current customers of the Company (defined as a customer who has done business with the Company within a year).  The Non-solicitation Term” shall mean the period commencing upon the Effective Date of this Agreement and ending: (i) in the event you are terminated for cause, one (1) year following such termination; and (ii) in the event you are terminated without cause, on the later of: (A) three (3) months following such termination; and (B) such longer period that the Company elects to continue paying you severance payments as outlined above.

8.           Representations of Employee.  In order to induce the Company to enter into this Agreement, you hereby make the following representations to the Company:

(i)  You are not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise effect your ability to perform your obligations hereunder. You further represent and warrant that your employment by the Company would not under any circumstances require you to disclose or use any Confidential Information belonging to any third parties, or to engage in any conduct which may potentially interfere with contractual, statutory or common-law rights of third parties;

(ii)  Because of your varied skill and abilities, you do not need to compete with the business of the Company or solicit business from customers of the Company and that this Agreement will not prevent you from earning a livelihood and you acknowledge that the restrictions contained in Section 7 constitute reasonable protections for the Company;

(iii)  With the recognition that you are a key employee of the Company, you acknowledge that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by you of any of the terms or provisions of Section 7 hereunder, and you therefore agree that the Company shall be entitled to an injunction restraining you from engaging in any activity constituting such breach or threatened breach and

(iv)  You recognize and acknowledge that this agreement restricts certain of your rights following your employment with the Company. You acknowledge this fact, and further acknowledge that you have been advised by the Company to read the agreement carefully, and/or to consult with counsel of your choice concerning the legal effects of signing the agreement, prior to signing it.

9.  Miscellaneous Provisions.

(i)  Governing Law.  This Agreement shall be governed by the laws of the State of Texas as applied by the courts of Texas which courts (either State or Federal) shall have exclusive subject matter and in personam jurisdiction over the parties and any claims or disputes arising from the subject matter contained herein without regard to any conflict of laws provision and the parties hereto.

(ii)  Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the matters contained herein and supersedes all prior and contemporaneously made written or oral agreements between the parties relating to the subject matter hereof.  There are no oral understandings, terms, or conditions, and no party has relied upon any representation, express or implied, not contained in this Agreement.

(iii)  Injunctive Relief.  The parties agree that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by you of any of the terms or provisions of Section 7 hereunder, and that the Company shall be entitled to an injunction restraining you from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for breach or threatened breach of this Agreement, including but not limited to, the recovery of damages from you and, the termination of your employment with the Company in accordance with the terms and provisions of this Agreement;

(iv)  Blue Pencil Rule.  It is essential that the provisions of Section 7 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If a court of competent jurisdiction, however, determines that any restrictions imposed on you in Section 7 are unreasonable or unenforceable because of duration, geographic area or otherwise, you and the Company agree and intend that the court shall enforce Section 7 to the maximum extent the court deems reasonable and that the court shall have the right to strike or change any provisions of Section 7 and substitute therefore different provisions to effect the intent of Section 7 to the maximum extent possible.

           (v)  Counterparts.  This Agreement may be executed in one or more copies, each of which shall be deemed an original. This Agreement may be executed by facsimile signature and each party may fully rely upon facsimile execution; this agreement shall be fully enforceable against a party which has executed the agreement by facsimile.

If you agree to accept the terms of this offer of employment, would you kindly sign on the line provided below. This offer of employment will automatically be deemed void and no longer of any force or effect if not signed by you and received by the Company by mail, messenger or telefax on or before 5:00 p.m., Central Standard Time on August 24, 2009.

We appreciate you having decided to be part of the PNG Ventures, Inc. team and look forward to your continued success.

Sincerely,

PNG Ventures, Inc.

By:    /s/ Cem Hacioglu
    Cem Hacioglu
    Chief Executive Officer

Acknowledged and Accepted By

/s/ Richard Rychlik                              August 24, 2009
Employee                                                      Date